Exhibit 99.1

FORBES ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

ALICE, TX (February 14, 2019) - Forbes Energy Services Ltd. (OTCQX: FLSS) (“Forbes” or the “Company”) is distributing to its holders of common stock as of 5:00 p.m. New York City time on January 22, 2019 (the “Record Date”), non-transferable subscription rights to purchase up to $54,392,400 aggregate principal amount of 5.00% Subordinated Convertible PIK Notes due 2020 (the “Notes”) in a rights offering (the “Rights Offering”). Each holder of the Company’s common stock as of the Record Date will receive one right for each ten shares of common stock owned, and each right will entitle a holder to purchase $100 principal amount of Notes. The Rights Offering is intended to generate aggregate proceeds in an amount necessary to satisfy the obligations in full under the Company’s existing one-year bridge loan, which will not exceed $54,392,400. The Registration Statement on Form S-1 respecting the Rights Offering automatically became effective with the U.S. Securities and Exchange Commission (“SEC”) on February 13, 2019. The Rights Offering will terminate, as to unexercised rights, at 5:00 p.m. New York City time on February 28, 2019, unless the Company elects to extend the Rights Offering. Holders who subscribe for all of their basic subscription rights can also elect to subscribe for additional shares pursuant to an Over-Subscription Privilege. Certain stockholders of the Company have agreed to acquire any unsubscribed Notes after other stockholders have exercised their Over-Subscription Privilege.

Beneficial owners of common stock who desire to participate and acquire Notes in the Rights Offering should contact their brokers, dealers or other nominee holders of their common stock.

About Forbes

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of completions-related and production-related services to oil and natural gas companies, primarily onshore in Texas and Pennsylvania. Find additional information about Forbes in documents filed with the SEC at http://www.sec.gov.

Contacts
Forbes Energy Services Ltd.
Investor Relations
361-664-0549
mcooper@forbesenergyservices.com